Filed Pursuant to
Rule 424(b)(3) and (c)
Registration No. 333-121738

PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 6, 2006

TO

PROSPECTUS DATED AUGUST 12, 2005

DYADIC INTERNATIONAL, INC.

28,369,878 Shares of Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our prospectus dated August 12, 2005 (the “Prospectus”), relating to the public offering and sale of up to 28,369,878 shares of our common stock presently outstanding and issuable upon the exercise of outstanding convertible securities of ours.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING STOCKHOLDERS

As a result of transactions effected by certain selling stockholders after the date of the Prospectus and prior to the date of this Prospectus Supplement, the table under the section captioned “Selling Stockholders—Identity and Ownership of Selling Stockholders” set forth in the Prospectus is hereby replaced and superseded in its entirety by the following:

	Shares Owned	Shares Issuable Under Options, Warrants or Convertible	Maximum Number of Shares to be Sold in the	Ownership After the Offering(2)
Name	Before Offering(1)	Notes	Offering	Shares	Percent(3)

Marc Abrams	3,003(8)	1,502(9)	1,502	0	*
Elise Abrams-Kraut	15,000(5)	7,500(4)	22,500	0	*
Elise Abrams-Kraut	15,015(8)	7,508(9)	22,523	0	*
Betty Alperstein	5,556(5)		4,556	0	*
Morley Alperstein(19)	11,111(5)		6,111	0	*
Alpha Capital A.G.	75,075(8)	37,538(9)	37,538	0	*
Francis A. Anania	16,667(5)		16,667	0	*
Scott Andrews	25,000(8)	12,500(9)	12,500	0	*
Anno, L.P.	7,500(8)	3,750(9)	11,250	0	*
Apogee Fund, L.P.	150,150(8)	75,075(9)	225,225	0	*
Thomas and Barbara Asarch	7,508(8)	3,754(9)	3,754	0	*
Asset Managers International Ltd.	75,075(8)	(26)	0	0	*
Atlantis Software P/S	10,000(8)	5,000(9)	5,000	0	*
Avia Eilon Trust dated May 14, 1999	30,000(8)	15,000(9)	45,000	0	*
Sally White Ayres	7,500(5)	3,750(4)	11,250	0	*
Thomas Bailey	4,054(5)		4,054	0	*
George Ball	7,507(8)	3,753(9)	3,753	0	*
Bargia Investments LLC	7,500(5)	3,750(4)	11,250	0	*
Jana Bartholomew	7,508(8)	3,753(9)	3,753	0	*
Bascom Baynes	30,000(8)	15,000(9)	15,000	0	*
Allan M. Benton	6,000(5)	3,000(4)	3,000	0	*
Allen Berger	7,508(8)	3,753(9)	11,261	0	*
BSF US Special Opportunities Trust PLC(21)	225,225(8)	112,613(9)	112,613	0	*
BH Capital Investments LP	30,000(8)	15,000(9)	15,000	0	*
Richard G. Binetti	26,111(5)	7,500(4)	33,611	0	*
Richard G. Binetti		25,000(11)	25,000	0	*
Bioform LLC	300,000(5)	(27)	274,800	0	*
Bio-Technical Resources Division of Arkion Life Services LLC(18)	300,300(5)		300,300	0	*
Jeffrey Bogatin	50,000(8)	25,000(9)	25,000	0	*
Alexander V. Bondar(6)	3,716(5)		3,716	0	*
Daniel Brams	5,556(5)		5,556	0	*
Brean Murray & Co., Inc.(7)	16,102(7)	371,595(7)	139,967	0	*
Bristol Investment Fund Ltd.	150,150(8)	75,075(9)	75,075	0	*
Richard A. Bruno	22,222(5)	50,000(11)	67,222	0	*
Robert D. and Jennifer B. Burke	44,444(5)		41,444	0	*
Richard Burlingame(6)	2,477(5)		2,477	0	*
Lawrence Burstein	15,015(8)	7,508(9)	15,023	0	*
Albert E. Bush, Trustee	7,507(8)	3,753(9)	3,753	0	*
Bernard C. Byrd, Jr., Trustee	30,000(8)	15,000(9)	15,000	0	*
Anthony Robert Campbell	26,111(5)	7,500(4)	33,611	0	*
CAMOFI Master LDC	30,030(8)	15,015(9)	15,015	0
Capital Growth Investments Trust	60,060(8)	30,030(9)	30,030	0	*
Martin Cass	7,500(5)	3,750(4)	11,250	0	*
Ratnesh Chandra(6)	25,000(32)		25,000	0	*
Ratnesh Chandra(6)	3,716(5)		3,716	0	*
Arnold and Renee Cinmar	9,009(8)	4,504(9)	9,013	0	*
Cluny Road Rentals, L.P.	150,000(5)	75,000(4)	225,000	0	*
Cobraco Manufacturing, Inc.	12,111(5)		12,111	0	*
Richard B. Comiter	5,556(5)	12,500(11)	18,056	0	*
Richard B. Comiter and Marilyn Comiter, Tenants by the Entireties	7,500(5)	3,750(4)	11,250	0	*
Commonfund Hedged Equity	32,000(8)	16,000(9)	48,000	0	*
The Cordillera Fund, L.P.	100,000(8)	(28)	0	0	*
Cranshire Capital, L.P.	60,060(8)	30,030(9)	30,030	0	*
Crescent International Ltd.	100,000(8)	50,000(9)	50,000	0	*
Crestview Capital Master, LLC(17)	600,600(8)	300,300(9)	300,300	0	*
Crestview Capital Master, LLC(17)		187,688(9)(28)	187,688	0	*
Mark N. Davis	22,522(8)	11,261(9)	28,783	0	*
Erick S. Klefos(34)	10,000(8)	5,000(9)	7,000	0	*
Steven J. Denholtz	15,000(5)	7,500(4)	22,500	0	*
Stewart F. Denholtz	7,500(5)	3,750(4)	11,250	0	*
Conrad DeSantis and Patricia DeSantis, JTWROS	30,000(5)	15,000(4)	45,000	0	*
Robert Dressler	11,111(5)		11,111	0	*
Dreyfoos 2004 Charitable Remainder Unitrust	3,000(5)	1,500(4)	4,500	0	*
End of the Rainbow LLLP	11,111(5)		11,111	0	*
Steven R. Elliott	7,507(8)	3,753(9)	11,260	0	*
Mark A. Emalfarb(6)(14)	5,822,125(12)	1,276,434(13)	7,098,559	0	*
Charles & Anna Essman Irrevocable Trust dated 12/22/95	15,015(8)	7,508(9)	14,523	0	*
Excalibur Limited Partnership	180,000(8)	90,000(9)	90,000	0	*
Linda Fallucca	500(33)		500	0	*
Martin Farber	15,000(5)	7,500(4)	22,500	0	*
Edward Feigeles		16,666(10)	0	0	*
Edward Feigeles and Kathryn Green	11,111(5)		11,111	0	*
FEQ GAS, LLC	30,030(8)	15,015(9)	45,045	0	*
F & C Holdings LLC	300,300(23)		300,300	0	*
William and Bettina Foody	7,508(8)	3,753(9)	11,261	0	*
Forest Hill Select Offshore, Ltd.	5,750(8)	2,875(9)	2,875	0	*
Forest Hill Select Fund, Ltd.	244,250(8)	122,125(9)	122,125	0	*
Forich Group Limited	30,030(8)	15,015(9)	25,045	0	*
Four JR Investments, Ltd.		100,000(11)	100,000	0	*
Four JR Investments, Ltd.	120,000(5)	60,000(4)	170,000	0	*
Francisco Trust U/A/D June 28, 1996(16)	4,769,578(5)(15)(30)		4,769,578	0	*
Edwin Freedman	30,000(8)	15,000(9)	35,000	0	*
Corie Fromkin	5,556(5)		5,556	0	*
Samuel Fromkin		100,000(11)	100,000	0	*
Samuel and Ivee Fromkin	11,111(5)		11,111	0	*
Eugene A. Fusz		75,000(4)(27)	75,000	0	*
Rufus Gardner(6)	945(5)		945	0	*
Robert A. Garvy Revocable Trust U/A/D June 21, 1994	22,222(5)		22,222	0	*
Andrew Golding	7,505(8)	3,753(9)	3,753	0	*
Good Steward Trading Company SPC	10,100(8)	5,050(9)	15,150	0	*
Pamler E. Gozzo	9,999(5)	5,000(4)	14,999	0	*
Robert and Jennifer Grandi	15,015(8)	7,508(9)	7,508	0	*
Robert D. Grandi and Jennifer A. Grandi, JTWROS	7,500(5)	3,750(4)	3,750	0	*
Grandi Living Trust U/A DTD 03/11/2005			12,515(29)	0	*
Michael B. Gray	7,500(8)	3,750(9)	3,750	0	*
Bill and Johnnie Haak	7,500(8)	3,750(9)	3,750	0	*
Neil Herbst	4,500(5)	2,250(4)	6,750	0	*
Seth J. Herbst		15,000(10)	0	0	*
Seth J. Herbst		12,500(11)	12,500	0	*
Highgate House Funds, Ltd.	150,150(8)	(28)	0	0	*
David J. Hooper	75,000(5)		0	0	*
Romuald Ikauniks	11,111(5)		11,111	0	*
Incline Capital, L.P.	50,000(8)	25,000(9)	25,000	0	*
Intellectual Property
Investment Partners, LLC	75,000(8)	37,500(9)	37,500	0	*
David B. Jay Trustee Trust(25)	30,000(5)	15,000(4)	45,000	0	*
David B. Jay Trustee Trust(25)	30,000(8)	15,000(9)	45,000	0	*
J&S Denholtz Family Limited Partnership	7,500(5)	3,750(4)	11,250	0	*
Matthew Johnson	15,015(8)	7,508(9)	7,508	0	*
Nathan Johnson	7,508(8)	3,753(9)	3,753	0	*
Charles Johnston	11,111(5)	16,667(10)	0	0	*
Douglas Kaplan	11,111(5)		0	0	*
Douglas Kaplan, Trustee f/b/o Barbara Kaplan	26,111(5)	7,500(4)	7,500	0	*
Douglas Kaplan, Trustee f/b/o Leslie Kaplan	26,111(5)	7,500(4)	7,500	0	*
Emily Kaplan	11,111(5)		0	0	*
Eileen Katz	7,443(8)	3,722(9)	3,722	0	*
Michael D. Kennedy	4,500(5)	2,250(4)	6,750	0	*
Michael Kent	2,000(8)	1,000(9)	3,000	0	*
Kingsbridge Capital	45,045(8)	22,523(9)	22,523	0	*
Knott Partners L.P.	253,000(8)	126,500(9)	379,500	0	*
Eugene M. Kornhaber	15,000(8)	7,500(9)	7,500	0	*
Brian Kuhn	45,000(8)	22,500(9)	25,500	0	*
Alan Lebow and Patricia Lebow, Tenancy by Entireties	7,500(5)	3,750(4)	5,250	0	*
Mark Leszczynski	15,015(8)	7,508(9)	22,523	0	*
Robert S. Levin Trust u/a/d October 22, 1971	13,056(5)	3,750(4)	16,806	0	*
Barbara S. Lewin	3,000(5)	1,500(4)	1,500	0	*
Barbara S. Lewin	3,003(8)	1,502(9)	1,502	0	*
Alyssa B. List	1,502(8)	751(9)	2,253	0	*
Alyssa B. List	1,500(5)	750(4)	2,250	0	*
Jaimie Luciani	3,778(5)		3,778	0	*
Jodi Luciani	3,667(5)		3,667	0	*
Marni Luciani	3,667(5)		3,667	0	*
Richard Luciani	7,508(8)	3,753(9)	11,261	0	*
Richard and Ruth Luciani	11,111(5)		11,111	0	*
Ruth Luciani		37,500(11)	37,500	0	*
M&M Capital, LLC	15,015(8)	7,508(9)	7,508	0	*
Meyer Magid	7,500(5)	3,750(4)	11,250	0	*
Meyer Magid	7,508(8)	3,753(9)	11,261	0	*
Andrew J. Malik	11,111(5)	16,667(10)	11,111	0	*
David E. Mann	10,000(8)	5,000(9)	15,000	0	*
Matterhorn Offshore Fund Ltd.	205,000(8)	102,500(9)	307,500	0	*
Kevin and Henriette May	22,222(5)		22,222	0	*
Marnee Fromkin Mccaren	5,556(5)		5,556	0	*
Stacy Smith McNamara	7,508(8)	3,753(9)	3,753	0	*
Rune & Elisa Medhus	25,000(8)	12,500(9)	12,500	0	*
Edmund H. Melhado	25,000(8)	12,500(9)	12,500	0	*
Mercantile Capital Partners I, L.P.	600,600(8)	300,300(9)	900,900	0	*
MFN LLC	75,075(8)	37,538(9)	37,538	0	*
Marie K. Mildren	7,507(8)	3,753(9)	7,260	0	*
Joel Leslie Millman	7,508(8)	3,753(9)	11,261	0	*
Mintz Levin Investments, LLC	33,333(5)		0		*
Charles Moche	10,000(8)	5,000(9)	15,000	0	*
Nautica Holdings, Inc.	150,150(8)	75,075(9)	75,075	0	*
Rush Neill Family Investment Partnership	111,111(5)		111,111	0	*
Nite Capital LP	45,045(8)	22,523(9)	22,523	0	*
Dean S. Oakey	30,000(8)	15,000(9)	30,000	0	*
Dermot O'Brien	6,000(5)	3,000(4)	9,000	0	*
Odin Partners LP	30,030(8)	15,015(9)	45,045	0	*
T. Scott O'Keefe	7,507(8)	3,753(9)	3,753	0	*
Robert Pedlow	15,000(8)	7,500(9)	7,500	0	*
Peking Singer Biotech Partners	140,000(5)		140,000	0	*
The Pinnacle Fund, L.P.	111,111(5)		0	0	*
The Pinnacle Fund, L.P.	1,000,000(8)	500,000(9)	1,500,000	0	*
W. Randolph Piper, III
and Sara Creed Piper	7,507(8)	3,753(9)	11,260	0	*
Carl Pipes	7,508(8)	3,753(9)	3,753	0	*
Carter D. Pope	30,000(8)	15,000(9)	35,000	0	*
Gerald W. Pope Revocable Trust	7,507(8)	3,753(9)	3,753	0	*
Louis E. Price, Trustee of Louis E. Price Living Trust dated May 22, 1990	7,500(5)	3,750(4)	11,250	0	*
Ptarmigan & Eden Asset Management, Ltd.	15,015(8)	7,508(9)	7,508	0	*
Suresh Rajamanickam, M.D. & Nisha Bhardwaj, M.D., JTWROS	9,000(5)	4,500(4)	13,500	0	*
Chuck Ramsay, Jr.(22)	15,015(8)	7,508(9)	7,508	0	*
Jan Rask	15,015(8)	7,508(9)	11,015	0	*
Harold S. Reed & Kate M. Reed, JTWROS	30,000(5)	15,000(4)	45,000	0	*
Renaissance US Growth Investment Trust PLC	225,225(8)	112,613(9)	112,613	0	*
Erick Richardson	15,015(8)	7,508(9)	7,508	0	*
Ridgewood Limited	15,015(8)	7,508(9)	7,508	0	*
Gene Salkind, M.D.	30,000(8)	15,000(9)	45,000	0	*
Sanders 1998 Children's Trust	15,015(8)	7,508(9)	7,508	0	*
Don A. Sanders	22,523(8)	11,261(9)	11,261	0	*
Katherine U. Sanders	15,015(8)	7,508(9)	22,523	0	*
Sanders Morris Harris Inc.(7)	16,102(7)	371,595(7)	123,865	0	*
Sanders Opportunity Fund LP	17,925(8)	8,961(9)	8,961	0	*
Sanders Opportunity Fund (INST) LP	57,150(8)	28,575(9)	28,575	0	*
Richard and Cheri Sarner	22,222(5)		22,222	0	*
Scott M. & Peggy Schecter	15,015(8)	7,508(9)	22,523	0	*
Robert I. Schwimmer	105,056(5)		45,056	0	*
Schwimmer Family Education Trust U/T/A dtd December 29, 2005			60,000(5)(24)	0	*
Blake Selig	7,507(8)	3,753(9)	3,753	0	*
David L. Shadid	15,015(8)	7,508(9)	7,508	0	*
Mel A. Shaftel	30,000(8)	15,000(9)	45,000	0	*
Shoshone Partners, L.P.	93,000(8)	46,500(9)	139,500	0	*
Norman F. Siegel	30,000(5)	15,000(4)	45,000	0	*
Ita Friedman and Philip Sieradski	1,502(8)	751(9)	2,253	0	*
Richard Singer	22,523(8)	11,261(9)	33,784	0	*
Robert Albert Smeaton	10,000(8)	5,000(9)	15,000	0	*
Robert Albert Smeaton		50,000(11)	50,000	0	*
Robert Albert Smeaton	15,000(5)	7,500(4)	22,500	0	*
Denis and Barbara Smith	11,111(5)		11,111	0	*
William A. Solemene	100,000(8)	50,000(9)	130,000	0	*
Kent Sproat(6)	50,000(21)		50,000	0	*
Kent Sproat(6)	3,716(5)		3,716	0	*
Stonestreet Limited Partnership	135,135(8)	67,568(9)	67,568	0	*
Sunrise Equity Partners, L.P.	150,150(8)	75,075(9)	75,075	0	*
Larry T. Tabloff and Karen A. Tabloff, Tenants-in-Common	2,100(5)	1,050(4)	2,550	0	*
Henri I. Talerman	60,060(8)	30,030(9)	90,090	0	*
Richard Taney	9,000(8)	4,500(9)	4,500	0	*
Mary C. Tanner	30,030(8)	15,015(9)	15,015	0	*
Thornaby Limited	30,030(8)	15,015(9)	15,015	0	*
Tiberius Investment & Capital	150,150(8)		0	0	*
M. Paul Tompkins	15,000(8)	7,500(9)	7,500	0	*
Univest Management Inc., E.P.S.P.	11,111(5)		11,111	0	*
James E. Vanek	15,000(5)	7,500(4)	22,500	0	*
Joseph Vassallo and Patricia Vassallo, JTWROS	15,000(5)	7,500(4)	22,500	0	*
Vincent Vazquez	15,015(8)	7,508(9)	7,508	0	*
Vision Capital Advisors	22,523(8)	11,261(9)(26)	11,261	0	*
Vision Opportunity Master Fund		50,000(10)(26)(28)	50,000	0	*
Robert A. Vitale, Jr.		20,000(11)	20,000	0	*
Robert A. Vitale, Jr.	10,056(5)	2,250(4)	12,306	0	*
Vitel Ventures	225,000(5)	112,500(4)	0	0	*
VLC Properties, LP	22,522(8)	11,261(9)	33,783	0	*
Steven J. Warner(31)		75,000(4)(27)	75,000	0	*
Joseph H. Wein	3,000(5)	1,500(4)	4,500	0	*
Edwin L. Weprinsky(20)	5,556(5)		5,556	0	*
Westpark Capital, L.P.	200,000(8)	100,000(9)	224,500	0	*
Whalehaven Capital Fund Limited	60,060(8)	30,030(9)	30,030	0	*
Robert Wilensky	7,507(8)	3,754(9)	3,754	0	*
Winton Capital Holdings Ltd.	200,000(8)	100,000(9)	100,000	0	*
William N. and Kimberly C. Woodworth	10,000(8)	5,000(9)	7,500	0	*
Ken Wormser	30,000(5)	15,000(4)	45,000	0	*
Donald D. Wren	150,000(5)	75,000(4)	173,100	0	*
Donald D. Wren	75,075(8)	37,538(9)	112,613	0	*
Winston D. Wren	30,000(5)	15,000(4)	45,000	0	*
Winston D. Wren	45,045(8)	22,523(9)	67,568	0	*
Telly Zachariades	7,500(5)	3,750(4)	11,250	0	*
Telly Zachariades	7,508(8)	3,754(9)	11,262	0	*
Louis Zehil	3,003(8)	1,502(9)	1,502	0	*
	21,352,102	7,017,776	22,642,294	0

_______________________

* Represents less than 1%.

(1)	Ownership for all selling stockholders is based upon information provided by the selling stockholders or known to us.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock under this prospectus.

(3)
Based upon 24,486,492 shares of common stock outstanding on June 30, 2006. The shares issuable under convertible securities to purchase our common stock that are currently exercisable and exercisable within 60 days of that date, are treated as outstanding for purposes of computing the percentage ownership of the named selling stockholder holding these convertible securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other selling stockholder.

(4)
Represents shares purchasable under Investor Warrants expiring in October 2009 and exercisable at $5.50 per share of common stock. These Investor Warrants were issued to former Dyadic-Florida shareholders who were investors in the private placement offering by Dyadic-Florida completed in July 2004.

(5)	Represents shares of common stock issued to former Dyadic-Florida shareholders as a result of the merger consummated on October 29, 2004.

(6)	Executive officer or employee of the Company.

(7)
Placement agent for our private placement offering completed in November 2004. 16,102 shares of common stock were issued by Dyadic-Florida as an initial engagement fee. Upon completion of the offering, we issued to the placement agent Investor Warrants to purchase 123,865 shares of common stock expiring in October 2009 and exercisable at $5.50 per share, and another class of warrants to purchase 247,730 shares of common stock expiring in October 2009 and exercisable at $3.33 per share. The placement agent may transfer these warrants or shares to its employees, officers or directors prior to their sale under this prospectus, subject to compliance with applicable securities laws.

(8)	Represents shares of our common stock issued in our private placement offering completed in November 2004.

(9)
Represents shares purchasable under Investor Warrants expiring in October 2009 and exercisable at $5.50 per share of common stock. These Investor Warrants were issued to investors in our private placement offering completed in November 2004.

(10)
Represents shares purchasable under options expiring May 24, 2006 and exercisable at $4.50 per share. All of these options were exercised in full prior to expiring. These options were not issued under the Dyadic International, Inc. Amended and Restated 2001 Equity Incentive Plan.

(11)	Represents shares purchasable under Bridge Loan Warrants expiring in May 2013 and exercisable at $3.33 per share.

(12)
Represents 5,202,959 shares of common stock issued to the Mark A. Emalfarb Trust for its Dyadic-Florida shares as a result of the merger and 367,868 shares of common stock issued to the Mark A. Emalfarb Trust in exchange for cancellation of $1,225,000 of debt owed to the trust. Also represents 251,298 shares covered by this prospectus issued to the Mark A. Emalfarb Trust upon the conversion of a convertible note in the amount of $836,824 at $3.33.

(13)	Represents 1,092,500 shares purchasable under Bridge Loan Warrants exercisable at $3.33 per share and 183,934 shares purchasable under Investor Warrants exercisable at $5.50 per share.

(14)	All securities are held of record by the Mark A. Emalfarb Trust U/A/D October 1, 1987, of which Mr. Emalfarb serves as the sole trustee.

(15)	Includes 222,537 shares of common stock covered by this prospectus issued to the named selling stockholder upon the conversion of a convertible note in the amount of $741,047, at $3.33 per share.

(16)	The Francisco Trust has as its beneficiaries the spouse and descendants of Mark A. Emalfarb, and as its trustee an unrelated third party, Robert S. Levin, Esq.

(17)
Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The managing members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(18)
Represents shares held of record by Mark J. Gunderson, Esq., as escrow agent under the Development Agreement dated as of July 20, 2004 between the named selling stockholder and Dyadic-Florida. The shares will be released from escrow and transferred to the named selling stockholder as payment for R&D services being rendered by the named selling stockholder to us. As of March 31 2006, 35,399 shares have been released from escrow and transferred to the named selling stockholder.

(19)	Represents shares of common stock held of record in an Individual Retirement Account by Mesirow Financial Inc., as custodian.

(20)	Represents shares of common stock held of record in an Individual Retirement Account by Neuberger Berman Trust Company.

(21)	Represents shares of common stock held of record by The Frost National Bank, as custodian.

(22)	Represents shares of common stock held of record in an Individual Retirement Account by Pershing LLC.

(23)	Represents shares of common stock issued on May 25, 2005. See “Real Estate Purchase” below.

(24)
Represents shares of common stock transferred by Robert I. Schwimmer to the Schwimmer Family Education Trust U/T/A dtd December 29, 2005 for the benefit of his children, of which he and Cynthia D. Schwimmer are the trustees, in a transaction not effected pursuant to this prospectus.

(25)	Represents shares of common stock transferred from David and Barbara Jay in transactions not effected pursuant to this prospectus.

(26)
Represents shares of common stock underlying Warrants that were transferred from Asset Managers Investments Ltd. and Tiberius Investment & Capital in transactions not effected pursuant to this prospectus.

(27)	Represents shares of common stock underlying Warrants that were transferred from Bioform LLC to its members by virtue of a pro rata distribution.

(28)
Represents shares of common stock underlying 50,000, 75,075 and 62,613 Warrants that were transferred by The Cordillera Fund, Highgate House Funds, Ltd. and Vision Opportunity Master Fund, respectively, in transactions not effected pursuant to this prospectus.

(29)
The named selling stockholder acquired the shares from Robert Grandi and Jennifer Grandi, both of whom are the trustees and beneficiaries of the named selling stockholder, in a transaction not effected pursuant to this prospectus.

(30)	Includes 125,000 shares acquired by the named selling stockholder from another named selling stockholder in a transaction not effected pursuant to this prospectus.

(31)	The named selling stockholder is a director of the Company.

(32)	Represents shares purchased on November 3, 2004 upon exercise of options to purchase shares from the Francisco Trust.

(33)	Represents shares of common stock transferred by Robert I. Schwimmer after January 28, 2005 in a transaction not effected pursuant to this prospectus.

(34)	Represents securities held of record in an Individual Retirement Account by Delaware Charter.

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SEE “RISK FACTORS” SET FORTH IN THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

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These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 6, 2006.